UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2005

MYRIAD GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26642	87-0494517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (801) 584-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01    Other Events

On October 28, 2005, Myriad Genetics, Inc. (“Myriad”) issued a press release announcing that it had commenced an underwritten public offering (the “Offering”) of 7,000,000 shares of its common stock pursuant to an effective shelf registration statement. Myriad also expects to grant the underwriters a 30-day option to purchase up to an additional 1,050,000 shares to cover over-allotments, if any. JPMorgan Securities Inc. is acting as the sole book-running manager of the Offering with Bear, Stearns & Co. Inc. and UBS Securities LLC acting as co-lead managers. Piper Jaffray & Co., First Albany Capital Inc. and JMP Securities LLC are acting as co-managers. The information contained in the press release dated October 28, 2005, is incorporated herein by reference and attached to this Current Report on Form 8-K as Exhibit 99.1 hereto.

In connection with the Offering, Myriad has filed with the Securities and Exchange Commission a prospectus supplement, dated October 28, 2005. This prospectus supplement contains risk factors that have been updated from the risk factors contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005. Myriad is including updated risk factors below to make this information available to its investors. In providing this information, Myriad undertakes no duty to update this or any other information except as otherwise required by applicable law.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. If any of these risks, or other risks not presently known to us or that we currently believe are not significant, develops into an actual event, then our business, financial condition and results of operations could be adversely affected. If that happens, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks related to our business and our strategy

We are a company in the early stages of development and commercialization and may never achieve the goals of our business plan.

Although we have developed and marketed several predictive medicine products to date, we believe our future success is dependent upon our ability to successfully develop and commercialize additional predictive medicine products and our potential therapeutic products. Many of our therapeutic products are still in the early stages of development. We have entered into a Phase 3 human clinical trial for the evaluation of Flurizan, our lead therapeutic compound, for the treatment of Alzheimer’s disease. Flurizan is also in a large, multi-center Phase 2b human clinical trial for prostate cancer. Our drug candidate MPC-6827 is currently the subject of two Phase 1 human clinical trials for advanced solid tumors and metastatic brain cancer. Our drug candidate MPC-2130 is currently the subject of a Phase 1 human clinical trial for advanced metastatic tumors and blood cancers. Other potential therapeutic products are in various stages of preclinical development. Any therapeutic products under development by us will take several more years to develop and undergo extensive preclinical and clinical testing. Therapeutic products are subject to substantial regulatory review. We also continue to research and develop potential additional predictive medicine products, any of which may be costly and time-consuming to develop, but not result in a commercially viable product. We may be unable to discover or develop any therapeutic or additional predictive medicine products through the utilization of our technologies. Even if we develop products for commercial use, we may not be able to develop products that:

•	meet applicable regulatory standards in a timely manner, or at all;

•	successfully compete with other technologies and products;

•	avoid infringing the proprietary rights of others;

•	can be manufactured in sufficient quantities or at reasonable cost; or

•	can be successfully marketed.

We must generate significant revenue to achieve and maintain profitability. All of our therapeutic drug candidates are still in early stages of development. Even if we succeed in developing and commercializing one or more of our therapeutic drug candidates, we may not be able to generate sufficient revenue and we may never be able to achieve or maintain profitability.

We depend heavily on the success of our lead product candidate, Flurizan, which is still under development.

We have invested a significant portion of our resources in the development of Flurizan. We anticipate that our future success will depend heavily on the successful development and commercialization of Flurizan for the treatment of Alzheimer’s disease and for prostate cancer. The commercial success of Flurizan will depend on several factors, including the following:

•	successful completion of our current Phase 3 clinical trial of Flurizan for the treatment of Alzheimer’s disease and any additional Phase 3 trials that may be required by the FDA or that we may initiate on our own;

•	successful completion of our current Phase 2b clinical trial of Flurizan for the treatment of prostate cancer and any additional trials that may be required by the FDA or that we may initiate on our own;

•	receipt of marketing approvals from the FDA and similar foreign regulatory authorities;

•	if approved, the successful commercial launch of Flurizan;

•	producing batches of the active pharmaceutical ingredient used in Flurizan in commercial quantities through a validated process;

•	manufacturing and supplying Flurizan in sufficient quantities to meet commercial demand; and

•	acceptance of Flurizan or competitive products in the medical community and with third-party payors.

If we are not successful in developing or commercializing Flurizan, or we are significantly delayed in doing so, our business will be materially harmed and we may need to curtail or cease drug development operations.

We have a history of operating losses and expect to continue to incur losses in the future.

We have a limited operating history and have experienced operating losses since our inception. We expect these losses to continue for the next several years, and we may never be profitable. For example, we experienced net losses of $40.0 million, $40.6 million and $24.8 million for the years ended June 30, 2005, 2004 and 2003, respectively, and $9.2 million for the three months ended September 30, 2005. We had an accumulated deficit of $188.5 million as of September 30, 2005. In order to develop and commercialize our products, we expect to incur significant increases in our expenses over the next several years as we expand clinical trials for our product candidates currently in clinical development, including Flurizan, advance our other product candidates into clinical trials, expand our research and development activities, and seek regulatory approvals and engage in commercialization activities in anticipation of potential FDA and other foreign regulatory approvals of our product candidates. Because of the numerous risks and uncertainties associated with developing our product candidates and their potential for commercialization, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to achieve and sustain profitability, the market value of our common stock will likely decline. Our ability to achieve profitability will depend upon numerous factors, including:

•	our ability to identify drug targets and lead compounds that may lead to future therapeutic products;

•	our ability to develop drug candidates and receive required regulatory approvals;

•	our ability to launch new therapeutic products on a commercially viable basis;

•	the approval and introduction of competitive products;

•	the willingness of third-party payors to provide full or even partial reimbursement coverage for our products;

•	our ability to develop a sales force and marketing team to market our therapeutic products; and

•	our ability to create and introduce personalized medicine products and additional predictive medicine products.

If our current operating plan changes and we find that our existing capital resources will not meet our needs, we may find it necessary to raise additional funding, which funding may not be available.

We anticipate that the proceeds from the Offering and our existing capital resources will enable us to maintain currently planned operations for at least the next two years. However, we base this expectation on our current operating plan, which may change. We have incurred, and will continue to incur, significant costs in the discovery, development and marketing of current and prospective therapeutic and predictive and personalized medicine products. Our ongoing drug discovery programs and our efforts to develop therapeutic and predictive medicine products will require substantial cash resources. If, for example, we discover a new drug target with promising therapeutic properties, we would require funding in addition to our current operating plan to move the drug candidate into preclinical studies and human clinical trials. Additionally, if a new disease gene is discovered through these efforts, we would require funds in addition to our current operating plan to demonstrate clinical utility and develop and launch a new predictive or personalized medicine product. If, due to changes in our current operating plan, adequate funds are not available, we may be required to raise additional funds. Sources of potential additional capital resources may include, but are not limited to, public or private equity financings, establishing a credit facility, or selling convertible debt securities. This additional funding, if necessary, may not be available to us on reasonable terms, or at all.

Because of our potential long-term capital requirements, we may access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. We have an effective shelf registration on file with the SEC pursuant to which may sell up to $300 million of our securities. We are selling approximately $147.1 million of these securities in the Offering (assuming a public offering price of $21.01 per share, based on the last reported sale price on October 26, 2005). Accordingly, approximately $152.9 million of these registered securities will remain available for sale at our discretion, subject to certain limitations under federal securities laws and the rules of the Nasdaq Stock Market. If additional funds are raised by issuing equity securities, existing shareholders may suffer significant dilution.

We have limited sources of revenue and if we are unable to secure additional funding, we will have to reduce or discontinue operations.

As of September 30, 2005, we had approximately $103.0 million in cash, cash equivalents and marketable securities. For the fiscal year ended June 30, 2005, our revenues were approximately $82.4 million, and our operating activities used approximately $23.3 million. For the three months ended September 30, 2005, our revenues were approximately $25.1 million, and our operating activities used approximately $11.0 million. Almost all of our revenues result from sales of our predictive medicine products. In order to develop and bring our therapeutic product candidates to market, we must commit substantial resources to costly and time-consuming research, preclinical testing and clinical trials. While we anticipate that the proceeds from the Offering and our existing cash, cash equivalents and marketable securities will be sufficient to fund our current operations for at least the next two years, we may need or want to raise additional financing within this period of time. Our future capital requirements will depend on many factors that are currently unknown to us, including:

•	the progress and results of our current Phase 3 clinical trial of Flurizan for the treatment of Alzheimer’s disease and any additional Phase 3 trials that may be required by the FDA or that we may initiate on our own;

•	the progress and results of our current Phase 2b clinical trial of Flurizan for the treatment of prostate cancer and any additional trials that may be required by the FDA or that we may initiate on our own;

•	our ability to enter into strategic collaborations, licensing or other arrangements favorable to us;

•	the progress and results of our Phase 1 clinical trials for MPC-6827 and MPC-2130 and any future trials we may initiate based on the Phase 1 results;

•	the results of our preclinical studies and testing for our preclinical programs and any decisions to initiate clinical trials if supported by the preclinical results;

•	the costs, timing and outcome of regulatory review of Flurizan, MPC-6827 and MPC-2130 and any other preclinical drug candidates that progress to clinical trials;

•	the scope, progress, results and cost of preclinical development, clinical trials and regulatory review of any new drug candidates we may discover or acquire;

•	the progress, results and cost of developing personalized medicine products and additional predictive medicine products;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our issued patents and defending intellectual property-related claims;

•	the costs of establishing sales and marketing functions and of establishing commercial manufacturing capacities if any of our drug candidates is approved;

•	the costs to satisfy our obligations under potential future collaborations; and

•	the timing, receipt and amount of sales or royalties, if any, from Flurizan, MPC-6827 and MPC-2130, and any other drug candidates.

Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may be required to:

•	terminate or delay preclinical studies, clinical trials, regulatory approvals, or other development for one or more of our drug candidates;

•	terminate or delay programs to develop personalized medicine products and additional predictive medicine products;

•	delay our establishment of sales and marketing capabilities, commercial manufacturing capabilities, or other activities that may be necessary to commercialize our drug candidates;

•	curtail significant drug development programs that are designed to identify new drug candidates; or

•	enter into strategic collaborations that we would otherwise not enter into or on terms less favorable than we could otherwise obtain.

If we were successfully sued for product liability, we could face substantial liabilities that exceed our resources.

Our business exposes us to potential liability risks inherent in the testing, marketing and processing of predictive or personalized medicine products, including possible misdiagnoses. In addition, clinical trials or marketing of any potential therapeutic products may expose us to liability claims from the use of these therapeutic products. Although we are insured against such risks in amounts that we believe to be commercially reasonable, our present product liability insurance may be inadequate. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on our business. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable or reasonable terms. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our products.

Our business involves environmental risks that may result in liability for us.

In connection with our research and development activities, we are subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens, chemicals and wastes. Although we believe that we have complied with the applicable laws, regulations and policies in all material respects and have not been required to correct any material noncompliance, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. Although we believe that our safety procedures for handling and disposing of controlled materials comply with the standards prescribed by state and federal regulations, accidental contamination or injury from these materials may occur. In the event of such an occurrence, we could be held liable for any damages that result and any such liability could exceed our resources.

If we fail to maintain adequate and effective internal control over financial reporting, our ability to manage our business, comply with Sarbanes-Oxley, obtain required auditor attestation and provide reliable financial reporting could be impaired and our management and auditors may be precluded from certifying effective internal control over financial reporting, which could harm our business reputation and cause our stock price to decline.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting in their Annual Reports on Form 10-K. In addition, the independent registered public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal control over financial reporting. Although our auditors did so attest in connection with our Form 10-K for the fiscal year ended June 30, 2005, if in the future our independent registered public accounting firm is not satisfied with our internal control over financial reporting or the level at which these controls are documented, designed, operated or reviewed, or if that firm interprets the requirements, rules or regulations differently from the way we interpret them, then they may decline to attest to management’s assessment or may issue a report that is qualified or has a scope limitation.

From time-to-time, in our ongoing effort to improve business and operational processes and our internal control over financial reporting, we or our auditors may determine that “significant deficiencies” or “material weaknesses” (as such terms are defined under accounting standards established by the Public Company Accounting Oversight Board) exist or that our internal control over financial reporting may otherwise require improvement. Significant deficiencies or material weaknesses could impair our ability to provide financial statements that can be relied upon. If this were to occur, our business reputation could be harmed and investors may lose confidence in the reliability of our financial statements and reports, either of which could have a significant negative impact on our stock price.

Risks related to regulatory approval of our drug candidates and other government regulations

If we do not obtain required regulatory approval, we will be unable to market and sell our therapeutic candidates.

Our therapeutic candidates are subject to extensive regulation by the FDA and similar regulatory agencies in other countries relating to development, clinical trials, manufacturing and commercialization. In the United States and in many foreign jurisdictions, rigorous preclinical testing and clinical trials and an extensive regulatory review process must be successfully completed before a new therapeutic can be sold. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. The time required to obtain approval by the FDA is unpredictable and depends on many factors, including the complexity of the therapeutic candidate. Our clinical trials for Flurizan, MPC-6827 and MPC-2130 have been studied in a relatively small number of patients to date. Early-stage clinical trials in small numbers of patients are often not predictive of results in later-stage clinical trials with a larger and more diverse patient population. Even therapeutic candidates with favorable results in late-stage pivotal clinical trials may fail to get approved for commercialization for many reasons, including:

•	failure to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a therapeutic candidate is safe and effective for a particular indication;

•	inability to demonstrate that a therapeutic candidate’s benefits outweigh its risks;

•	inability to demonstrate that the therapeutic candidate presents a significant advantage over existing therapies;

•	the FDA’s or comparable foreign regulatory authorities’ disagreement with the manner in which we and our collaborators interpret the data from preclinical studies or clinical trials;

•	the FDA’s or comparable foreign regulatory authorities’ failure to approve our manufacturing processes or facilities or the processes or facilities of our collaborators; or

•	a change in the approval policies or regulations of the FDA or comparable foreign regulatory authorities.

It is possible that none of our current therapeutic candidates or any other therapeutic candidates we may seek to develop in the future will ever obtain the appropriate regulatory approvals necessary for us to begin selling them.

Our clinical trials may not yield results that will enable us to obtain regulatory approval for our therapeutic candidates.

We will only receive regulatory approval to commercialize a therapeutic candidate if we can demonstrate to the satisfaction of the FDA or the applicable foreign regulatory agency, in well-designed and conducted clinical trials, that the therapeutic candidate is safe and effective and otherwise meets the appropriate standards required for approval for a particular indication. Clinical trials are lengthy, complex and extremely expensive processes with uncertain results. We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA. In connection with the clinical trials of our current therapeutic candidates and any other therapeutic candidates that we may seek to develop in the future, we face risks including that:

•	the therapeutic candidate may not prove to be safe and effective;

•	patients may die or suffer other adverse effects for reasons that may or may not be related to the therapeutic candidate being tested;

•	the results of later-stage clinical studies may not confirm the positive results of earlier trials;

•	the results may not meet the level of statistical significance required by the FDA or other regulatory agencies for approval;

•	the FDA or other regulatory agencies may require additional or expanded trials (for example, the FDA may require a second pivotal Phase 3 clinical trial regarding use of Flurizan for treatment of Alzheimer’s disease); and

•	regulatory agencies in other jurisdictions are likely to require separate clinical trials in their jurisdictions.

Of the large number of drugs in development, only a small percentage result in the submission of a new drug application, or NDA, to the FDA and even fewer are approved for commercialization. If we fail to demonstrate the safety and efficacy of our therapeutic candidates, we will not be able to obtain the required regulatory approvals to commercialize these therapeutic candidates. Furthermore, even if we do receive regulatory approval to market a commercial product, any such approval may be subject to limitations on the indicated uses for which we may market the product.

Because our therapeutic candidates are in an early stage of development, there is a high risk of failure, and we may never succeed in developing marketable products or generating product revenue.

We have no therapeutic candidates that have received regulatory approval for commercial sale. Our most advanced therapeutic candidate, Flurizan for the treatment of Alzheimer’s disease, completed a Phase 2 clinical trial in April 2005, and we initiated a pivotal Phase 3 clinical trial in January 2005. Flurizan is also being studied for treatment of prostate cancer in a Phase 2b clinical trial in the United States. Our two other clinical-stage therapeutic candidates, MPC-6827 and MPC-2130, are currently in Phase 1 clinical trials. We do not expect to have any commercial therapeutic products on the market for at least the next several years, if at all. Trial and error is inherent in drug discovery and development, and we may fail at numerous stages along the way. Success in preclinical studies of a drug candidate may not be predictive of similar results in humans during clinical trials, and successful results from early clinical trials of a drug candidate may not be replicated in later clinical trials. We may face additional challenges with some of our drug candidates that are members of new classes of drugs which attempt to modify the course of a disease rather than simply addressing the symptoms of the disease because measurement of success, protocols and regulatory standards for such disease-modifying drugs have not been defined and are still evolving. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from the completed and ongoing studies and trials for Flurizan, MPC-6827 and MPC-2130 may not be predictive of the results we may obtain in later-stage trials.

If clinical trials for our therapeutic candidates are prolonged or delayed, we may be unable to commercialize our therapeutic candidates on a timely basis, which would require us to incur additional costs and delay our receipt of any revenue from potential product sales.

We may encounter problems with our completed, ongoing or planned clinical trials that will cause us or any regulatory authority to delay or suspend those clinical trials or delay the analysis of data derived from them. A number of events, including any of the following, could delay the completion of our ongoing and planned clinical trials and negatively impact our ability to obtain regulatory approval for, and to market and sell, a particular therapeutic candidate, including our clinical-stage drug candidates:

•	modifications or conditions imposed on us by the FDA or any foreign regulatory authority regarding the scope or design of our clinical trials, including modifications to or conditions imposed on ongoing trials based on the results and data from completed trials;

•	delays in obtaining, or our inability to obtain, required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in our clinical trials;

•	insufficient supply or deficient quality of our drug candidates or other materials necessary to conduct our clinical trials;

•	negative or inconclusive results from clinical trials, or results that are inconsistent with earlier results, that necessitate additional clinical study;

•	clinical trial holds imposed by the data safety committees for our trials due to serious and/or unexpected drug-related side effects experienced by subjects in clinical trials; or

•	failure of our third-party contractors or our investigators to comply with regulatory requirements or otherwise meet their contractual obligations to us in a timely manner.

Our clinical trials may not begin as planned, may need to be restructured, and may not be completed on schedule, if at all. We meet with the FDA and other governmental and self-regulatory bodies from time-to-time regarding our research and clinical trials. Any such meeting could provide us with new information or requirements that would cause us to modify ongoing or future clinical trials or research efforts, which could delay or make commercially untenable such clinical trials or research efforts. Delays in our clinical trials may result in increased development costs for our drug candidates. In addition, if our clinical trials are delayed, our competitors may be able to bring products to market before we do and the commercial viability of our drug candidates, including our clinical-stage therapeutic candidates, could be significantly reduced.

If we encounter difficulties enrolling subjects in our clinical trials, or subjects drop out of trials in progress, our trials could be delayed or otherwise adversely affected.

Clinical trials for our therapeutic candidates require sufficient patient enrollment. We may not be able to enroll a sufficient number of qualified patients in a timely or cost-effective manner. Any delays in patient enrollment could result in increased costs and longer development times. Enrollment of patients is affected by many factors, including:

•	the limited size of the patient population for certain target indications;

•	the nature and design of the trial protocol;

•	the proximity of patients to clinical sites;

•	the availability of other effective treatments for the relevant disease (whether approved or experimental);

•	the eligibility criteria for enrollment in our clinical trials;

•	perceived risks and benefits of the drug candidate under study; and

•	competing studies or trials.

Our failure to enroll patients in our clinical trials could delay the completion of the clinical trial beyond our current expectations. Furthermore, enrolled patients may drop out of our clinical trials, which could impair the validity or statistical significance of the clinical trials. In addition, the FDA could require us to conduct clinical trials with a larger number of subjects than we have projected for any of our therapeutic candidates. If we have difficulty enrolling or retaining a sufficient number of patients to participate and complete our clinical trials as planned, we may need to delay or terminate ongoing or planned clinical trials. Delays in enrolling patients in our clinical trials or the withdrawal of subjects enrolled in our clinical trials would adversely affect our ability to develop and seek approval for our drug candidates, could delay or eliminate our ability to generate products and revenue and could impose significant additional costs on us.

Failure to comply with foreign regulatory requirements governing human clinical trials and marketing approval for drugs could prevent us from selling our drug candidates in foreign markets, which may adversely affect our operating results and financial condition.

The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement for marketing our therapeutic candidates outside the United States vary greatly from country to country and may require additional testing. We have no experience in obtaining foreign regulatory approvals for our therapeutic drug candidates. The time required to obtain approvals outside the United States may differ from that required to obtain FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other countries or by the FDA. Failure to comply with these regulatory requirements or obtain required approvals could impair our ability to develop foreign markets for our therapeutic candidates.

Our therapeutic candidates will remain subject to ongoing regulatory requirements even if they receive marketing approval, and if we fail to comply with requirements, we could lose these approvals and the sale of any approved commercial products could be suspended.

Even if we receive regulatory approval to market a particular therapeutic candidate, the product will remain subject to extensive regulatory requirements, including requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping. In addition, as clinical experience with a drug expands after approval because it is typically used by a greater number of patients after approval than during clinical trials, side effects and other problems may be observed after approval that were not seen or anticipated during pre-approval clinical trials. Such post-approval problems are sometimes not well understood until after a new drug has been on the market for some time, such as Merck & Co. Inc. recently experienced with their painkiller, VIOXX. If we fail to comply with the regulatory requirements of the FDA and other applicable United States and foreign regulatory authorities, or if previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions or other setbacks, including:

•	restrictions on the products, manufacturers or manufacturing processes;

•	civil or criminal penalties;

•	fines;

•	injunctions;

•	product seizures or detentions;

•	import bans;

•	product recalls and related publicity requirements;

•	suspension or withdrawal of regulatory approvals;

•	total or partial suspension of production; and

•	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

If we are unable to comply with applicable governmental regulations, we may not be able to continue our predictive medicine operations.

The establishment and operation of our predictive medicine laboratory and the production and marketing of services and products developed through our technologies, as well as our ongoing research and development activities, are subject to regulation by numerous federal, state and local governmental authorities in the United States. We have been accredited under the Clinical Laboratory Evaluation Program by the Department of Health of the State of New York. Failure to maintain state regulatory compliance, or changes in state regulatory schemes, could result in a substantial curtailment or even prohibition of our clinical activities and could have a material adverse effect on our business. We have received federal accreditation from the Department of Health and Human Services under the Clinical Laboratory Improvement Amendments, or CLIA, to operate our clinical laboratory. However, our accreditation may subsequently be revoked, suspended or limited, or our accreditation may not be renewed on an annual basis as required. Furthermore, while the FDA has elected not to substantially regulate the activities or tests performed by laboratories like our clinical laboratory, the FDA has stated that it has the right to do so, and the FDA may seek to regulate or require clearance or approval of our products in the future. If the FDA should require that these products receive FDA approval prior to their use in our laboratory, this approval may not be received on a timely basis, if at all.

Risks related to commercialization of our products and product candidates

Our current predictive medicine products and other predictive and personalized medicine or therapeutic products that we may develop may never achieve significant commercial market acceptance.

We may not succeed in achieving significant commercial market acceptance of any of our products and services. While we have marketed several of our predictive medicine products for several years and have gained some market acceptance, we need to convince physicians and consumers of the benefits of our current predictive medicine products in order to increase our sales of those products. Our ability to successfully commercialize our current predictive medicine products, as well as any future predictive or personalized medicine or therapeutic products that we may develop, will depend on several factors, including:

•	Our ability to convince the medical community of the safety and clinical efficacy of our products and their potential advantages over existing therapeutic products and predictive and personalized medicine products.

•	The agreement by third-party payors to provide full or even partial reimbursement coverage for our products, the scope and extent of which will affect patients’ willingness or ability to pay for our products and will likely heavily influence physicians’ decisions to recommend our products.

•	The willingness of physicians and patients to utilize predictive and personalized medicine products which are difficult to perform and interpret. This difficulty is caused by a combination of factors, including the large number, sometimes many hundreds, of different mutations in the genes which our tests analyze, the need to characterize each specific mutation, and the ability of our products to predict only as to a statistical probability, not certainty, that a tested individual will develop the disease for which the test has been completed.

These factors present obstacles to significant commercial acceptance of our products, which we will have to spend substantial time and money to overcome, if we can do so at all. Our inability to successfully do so will harm our business.

We may not be able to maintain or increase revenue growth and profitability for our predictive medicine products.

We have experienced revenue growth in our predictive medicine business over past years; however, we may not be able to continue this revenue growth or maintain existing revenue levels. Presently, our predictive medicine business subsidiary operates profitably providing a cash contribution to our other funding and operational needs. We may not be able to continue to operate our predictive medicine business on a profitable basis. Potential events or factors that may have a significant impact on our ability to sustain revenue growth and profitability for our predictive medicine business include the following:

•	increased costs of reagents and other consumables required for predictive medicine testing;

•	increased licensing or royalty costs;

•	increased personnel and facility costs;

•	inability to hire competent, trained staff, including medical doctors required to review and approve all reports we issue in our predictive medicine business, and sales personnel;

•	inability to obtain necessary equipment or reagents to perform predictive medicine testing;

•	inability to increase production capacity as demand increases or inability to fully utilize any increased capacity; and

•	potential obsolescence of our products.

We rely on a single laboratory facility to process our predictive medicine tests.

We rely on a single laboratory facility in Salt Lake City, Utah to process our predictive medicine tests. This facility and certain pieces of laboratory equipment would be difficult to replace and may require significant replacement lead-time. This facility may be affected by natural disasters such as earthquakes, floods and fires. In the event our laboratory facility or equipment is affected by man-made or natural disasters, we would be unable to continue our predictive medicine business and meet customer demands for a significant period of time. Although we maintain insurance on this facility, including business interruption insurance, it may not be adequate to protect us from all potential losses if this facility were damaged or destroyed. In addition, any interruption in our predictive medicine business would result in a loss of goodwill, including damage to our reputation. If our predictive medicine business were interrupted, it would seriously harm our business.

If we do not compete effectively with scientific and commercial competitors, we may not be able to successfully commercialize our products.

The biotechnology research field is intense and highly competitive. This research is characterized by rapid technological change. Our competitors in the United States and abroad are numerous and include, among others, major pharmaceutical companies, reference laboratories, biotechnology firms, universities and other research institutions. Many of our potential competitors have considerably greater financial, technical, marketing and other resources than we do, which may allow these competitors to discover important genes and determine their function before we do. We could be adversely affected if we do not discover genes, proteins or protein pathways and characterize their function, develop therapeutic and predictive medicine products based on these discoveries, obtain regulatory and other approvals and launch these products and their related services before our competitors. We also expect to encounter significant competition with respect to any therapeutic or predictive medicine products that we may develop or commercialize. Those companies that complete clinical trials, obtain required regulatory approvals and commence commercial sales of therapeutic products before we do may achieve a significant competitive advantage in marketing and commercializing their products. We may not be able to develop therapeutic or predictive medicine products successfully and may not obtain patents covering these products that provide protection against our competitors. Moreover, our competitors may succeed in developing therapeutic or predictive medicine products that circumvent our technologies or products. Furthermore, our competitors may succeed in developing technologies or products that are more effective than those developed by us or that would render our technologies or products less competitive or obsolete. We expect competition to intensify in the fields in which we are involved as technical advances in these fields occur and become more widely known.

If we are unable to maintain relationships with current collaborative partners or enter into new collaborative arrangements, then our business could be harmed.

Part of our current business strategy is to form collaborative arrangements with strategic partners to develop and commercialize therapeutic products in the therapeutic areas outside of our primary focus areas of cancer, infectious disease and Alzheimer’s disease. We currently depend and will depend in the future on third parties for support in product development, manufacturing, marketing and distribution. We may not be able to maintain our current collaborative arrangements or negotiate additional acceptable collaborative arrangements in the future. While we intend to market our therapeutic drugs that become approved for sale to specialist physicians using our internal sales staff, we plan to market these products to other physicians by entering into a marketing arrangement with one or more large pharmaceutical companies. If we are unable to enter into such arrangements, or if the terms of any such arrangement are unfavorable to us, our business could be adversely affected.

Any current or future collaborative arrangement may not be successful. Failure of any collaborative arrangement, or termination by any of our collaborative partners of their respective agreements, could have a material adverse effect on our business. Further, additional milestone payments and future potential royalty payments from our collaborators are dependent upon their continuing to develop products based on the potential therapeutic targets we delivered to them. These partners may decide not to develop any products based on these targets. Even if these partners commence such development, they could decide to terminate it at any time.

In addition, our collaborative partners may pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors, as a means of developing diagnostic products or treatments for the diseases targeted by our collaborative programs. Our interests may not continue to coincide with those of our collaborative partners, and some of our collaborative partners may develop, independently or with third parties, therapeutic or diagnostic products that could compete with those developed in collaboration with our partners or independently. Additionally, disputes over rights or technology or other proprietary interests may arise. Such disputes or disagreements between us and our collaborative partners could lead to delays in collaborative research projects, or could result in litigation or arbitration, any of which could have a material adverse effect on our business.

If our current research collaborators or scientific advisors terminate their relationships with us or develop relationships with a competitor, our ability to discover genes, proteins and drug targets, and to commercialize therapeutic and predictive medicine products, could be adversely affected.

We have relationships with research collaborators at academic and other institutions who conduct research at our request. These research collaborators are not our employees. As a result, we have limited control over their activities and, except as otherwise required by our collaboration agreements, can expect only limited amounts of their time to be dedicated to our activities. Our ability to discover genes, proteins and protein pathways involved in human disease and commercialize therapeutic and predictive medicine products will depend in part on the continuation of these collaborations. If any of these collaborations are terminated, we may not be able to enter into other acceptable collaborations. In addition, our existing collaborations may not be successful.

Our research collaborators and scientific advisors may have relationships with other commercial entities, some of which could compete with us. Our research collaborators and scientific advisors sign agreements which provide for the confidentiality of our proprietary information and the results of studies conducted at our request. We may not, however, be able to maintain the confidentiality of our technology and other confidential information in connection with every collaboration. The dissemination of our confidential information could have a material adverse effect on our business.

If we fail to retain our key personnel and hire, train and retain qualified employees and consultants, we may not be able to successfully continue our business.

Because of the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified management, scientific and technical personnel. We are currently recruiting additional qualified management, scientific and technical personnel. Competition for such personnel is intense. Loss of the services of or failure to recruit additional key management, scientific and technical personnel would adversely affect our research and development programs and predictive medicine business and may have a material adverse effect on our business as a whole.

Our agreements with our employees generally provide for employment that can be terminated by either party without cause at any time, subject to specified notice requirements. Further, the non-competition provision to which each employee is subject expires on the applicable date of termination of employment.

We have no experience manufacturing therapeutic products, and we currently intend to rely on third-party manufacturers to manufacture such products for us.

We have no manufacturing experience and no commercial scale manufacturing capabilities for therapeutic products. We currently rely upon third parties to produce material for preclinical and clinical testing purposes and expect to continue to do so in the future. We also expect to rely upon third parties, including our collaborators, for the commercial production of approved therapeutic products. There are a limited number of manufacturers that operate under the FDA’s current Good Manufacturing Practices regulations. If we are unable to arrange for third-party manufacturing of our products, or to do so on commercially reasonable terms, our clinical trials may be delayed, or we may not be able to complete development of our therapeutic products or market them.

Reliance on third-party manufacturers also entails risks to which we would not be subject if we manufactured products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control, the possibility of termination or non-renewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us and potential import/export issues with foreign manufacturers that we may use. Although we have no current intention to do so, if in the future we elected to manufacture certain of our therapeutic products in our own manufacturing facilities, we would need to invest substantial additional funds and recruit qualified personnel in order to build or lease and operate any manufacturing facilities.

We have limited sales, marketing and distribution capabilities, and with respect to our potential therapeutic products, we may be dependent on third parties to successfully perform these functions on our behalf, or we may be required to incur significant costs and devote significant efforts to augment our existing capabilities.

We have limited sales, marketing and distribution experience and capabilities. These capabilities consist primarily of our sales force that markets our cancer-related predictive medicine products to oncologists in the United States. We believe that if we develop therapeutic products in the area of cancer, given the concentrated nature of the oncology market, we would be able to leverage the efforts of our existing oncology sales force to market these products. However, depending on the nature of the therapeutic products and services for which we obtain marketing approval, we may need to rely significantly on sales, marketing and distribution arrangements with our collaborators and other third parties. For example, some types of pharmaceutical products, such as Alzheimer’s disease, require a large sales force and extensive marketing capabilities for effective commercialization. To date, we have not entered into an arrangement for marketing any approved Alzheimer’s drug and may not be able to do so when required. For therapeutic products for diseases with small medical specialty groups, such as AIDS, we may elect to develop our own sales and marketing force. If in the future we elect to perform sales, marketing and distribution functions for such types of products ourselves, we would face a number of additional risks, including the need to recruit a large number of additional experienced marketing and sales personnel.

We depend on a limited number of third parties for some of our supplies of equipment and reagents. If these supplies become unavailable, then we may not be able to successfully perform our research or operate our business at all or on a timely basis.

We currently rely on a small number of suppliers to provide our gene sequencing machines, robots and specialty reagents required in connection with our research. We believe that currently there are limited alternative suppliers of gene sequencing machines, robots and reagents. The gene sequencing machines, robots, or the reagents may not remain available in commercial quantities at acceptable costs. If we are unable to obtain when needed additional gene sequencing machines, robots, or an adequate supply of reagents or other ingredients at commercially reasonable rates, our ability to continue to identify genes and perform predictive medicine testing would be adversely affected.

If the government and third-party payors fail to provide coverage and adequate payment rates for our products and future products, if any, our revenue and prospects for profitability will be harmed.

In both domestic and foreign markets, our sales of our predictive medicine products or any future products will depend in part upon the availability of reimbursement from third-party payors. Such third-party payors include government health programs such as Medicare, managed care providers, private health insurers and other organizations. These third-party payors are increasingly attempting to contain health care costs by demanding price discounts or rebates and limiting both coverage on which drugs or tests they will pay for and the amounts that they will pay for new drugs or tests. The fact that a drug or diagnostic test has been approved for reimbursement in the past, for any particular indication or in any particular jurisdiction does not guarantee that such a drug or diagnostic test will remain approved for reimbursement or that similar or additional drugs or diagnostic tests will be approved in the future. As a result, third-party payors may not cover or provide adequate payment for our current or future predictive and personalized medicine tests or, if approved, our drugs. We might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any future products to such payors’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Our future products might not ultimately be considered cost-effective. Adequate third-party reimbursement might not be available to enable us to maintain price levels sufficient to realize an appropriate return on investment in product development.

The United States and foreign governments continue to propose and pass legislation designed to reduce the cost of health care. For example, in some foreign markets, the government controls the pricing of prescription pharmaceuticals. In the United States, we expect that there will continue to be federal and state proposals to implement similar governmental controls. In addition, recent changes in the Medicare program and increasing emphasis on managed care in the United States will continue to put pressure on pharmaceutical product pricing. Cost control initiatives could decrease the price that we would receive for any products in the future, which would limit our revenue and profitability. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals might change before our drug candidates are approved for marketing. Adoption of such legislation could further limit reimbursement for pharmaceuticals.

Risks related to our intellectual property

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and others to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy if unauthorized disclosure of confidential information occurs. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive position. We rely on trade secrets and confidentiality in particular with respect to our drug discovery technology and any future competitive advantage provided by it. We may not enjoy any such competitive advantage if we are not able to effectively maintain and enforce any trade secret rights relating to our drug discovery technology.

If we are not able to protect our proprietary technology, others could compete against us more directly, which would harm our business.

As of October 1, 2005, our patent portfolio included a total of 247 issued patents owned or licensed by us and numerous patent applications in the United States and other countries with claims covering our intellectual property rights. Our commercial success will depend, in part, on our ability to obtain additional patents and licenses and protect our existing patent position, both in the United States and in other countries, for drug targets we discover, for therapeutic compounds we develop, for predisposing genes we identify and related technologies, processes, methods and other inventions that we believe are patentable. Our ability to preserve our trade secrets and other intellectual property is also critical to our long-term success. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability. Patents may also issue to third parties which could interfere with our ability to bring one or more of our drug candidates to market. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these countries.

The patent positions of biotechnology and pharmaceutical companies, including our patent position, are generally highly uncertain and involve complex legal and factual questions, and, therefore, any patents issued to us may be challenged, deemed unenforceable, invalidated or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, drug candidates and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets. To date there has not emerged from the United States Patent and Trademark Office, or PTO, the United States courts, or from patent offices or courts in foreign countries, a consistent policy regarding the breadth of claims allowed in biotechnology patents. Our patent applications may never issue as patents, and the claims of any issued patents may not afford meaningful protection for our technology or products. In addition, any patents issued to us or our licensors may be challenged, and subsequently narrowed, invalidated or circumvented. The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we or our licensors were the first to make the inventions covered by each of our pending patent applications;

•	we or our licensors were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our or our licensors’ pending patent applications will result in issued patents;

•	any of our or our licensors’ patents will be valid or enforceable;

•	any patents issued to us or our licensors and collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

•	we will develop additional proprietary technologies or drug candidates that are patentable; or

•	the patents of others will not have an adverse effect on our business.

If a third party files a patent application with claims to a drug target, gene or protein we have discovered, the PTO may declare an interference between competing patent applications. If an interference is declared, we may not prevail in the interference. If the other party prevails in the interference, we may be precluded from commercializing services or products based on the drug target, gene or protein, or may be required to seek a license. A license may not be available to us on commercially acceptable terms, if at all.

We also rely upon unpatented proprietary technologies. Although we require employees, consultants and collaborators to sign confidentiality agreements, we may not be able to adequately protect our rights in such unpatented proprietary technologies, which could have a material adverse effect on our business. For example, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our proprietary technologies or disclose our technologies to our competitors.

If we were sued for patent infringement by third parties, we might incur significant costs and delays in product introduction.

Our products may also conflict with patents that have been or may be granted to others. Our industry includes many organizations seeking to rapidly identify drug targets, small-molecule compounds, proteins and genes through the use of genomic, proteomic and other technologies. To the extent any patents are issued to those organizations on drug targets, proteins, genes or uses for such genes and proteins, the risk increases that the sale of our predictive and personalized medicine products currently being marketed or under development, and any sales of therapeutic drugs developed by us, may give rise to claims of patent infringement. Others may have filed and in the future are likely to file patent applications covering genes or drug targets that are similar or identical to our products. Any of these patent applications may have priority over our patent applications and these entities or persons could bring legal proceedings against us seeking damages or seeking to enjoin us from testing, manufacturing or marketing our products. Patent litigation is costly, and even if we prevail, the cost of such litigation could have a material adverse effect on us. If the other parties in any such actions are successful, in addition to any liability for damages, we could be required to cease the infringing activity or obtain a license. Any license required may not be available to us on commercially acceptable terms, if at all. Our failure to obtain a license to any technology that we may require to commercialize our products could have a material adverse effect on our business. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in this litigation, it could consume a substantial portion of our managerial and financial resources.

We may be subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is commonplace in our industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks related to our common stock

Our stock price is highly volatile, and our stock may lose all or a significant part of its value.

The market prices for securities of biotechnology companies have been volatile. This volatility has significantly affected the market prices for these securities for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. The market price for our common stock has fluctuated significantly since public trading commenced in October 1995, and it is likely that the market price will continue to fluctuate in the future. From July 1, 2003 to September 30, 2005, our stock price has ranged from $10.88 per share to $26.07 per share. In addition, the stock market has experienced extreme price and volume fluctuations. Events or factors that may have a significant impact on our business and on the market price of our common stock include the following:

•	results of our current Phase 3 clinical trial of Flurizan for the treatment of Alzheimer’s disease and any additional Phase 3 trials that may be required by the FDA or that we may initiate on our own;

•	results of our current Phase 2b clinical trial of Flurizan for the treatment of prostate cancer and any additional trials that may be required by the FDA or that we may initiate on our own;

•	our entry into or the loss of a significant collaboration;

•	results of our current Phase 1 or any subsequent clinical trials for MPC-6827 and MPC-2130;

•	results of clinical trials conducted by others on drugs that would compete with our drug candidates;

•	failure or delays in advancing drug candidates from our preclinical programs, or other drug candidates we may discover or acquire in the future, into clinical trials;

•	failure or discontinuation of any of our research programs;

•	delays or other problems with manufacturing our drug candidates or approved products;

•	regulatory developments or enforcement in the U.S. and foreign countries;

•	developments or disputes concerning patents or other proprietary rights involving us directly or otherwise affecting the industry as a whole;

•	introduction of technological innovations or new commercial products by us or our competitors;

•	changes in estimates or recommendations by securities analysts relating to our common stock or the securities of our competitors;

•	failure to meet estimates or recommendations by securities analysts that cover our common stock;

•	public concern over our drug candidates or any approved products;

•	litigation;

•	future sales or anticipated sales of our common stock by us or our stockholders;

•	general market conditions;

•	changes in the structure of health care payment systems;

•	failure to sustain revenue growth or margins in our predictive medicine business;

•	failure of any of our drug candidates, if approved, to achieve commercial success;

•	seasonal slowness in sales, particularly in the quarters ending September 30 and March 31, the effects of which may be difficult to understand during periods of growth;

•	economic, healthcare and biotechnology trends, disasters or crises and other external factors; and

•	period-to-period fluctuations in our financial results.

These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit regardless of the outcome. Such a lawsuit could also divert the time and attention of our management.

Anti-takeover provisions of Delaware law, provisions in our charter and bylaws and our stockholders’ rights plan, or poison pill, could make a third-party acquisition of us difficult.

Because we are a Delaware corporation, the anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware, which prohibits us from engaging in certain business combinations, unless the business combination is approved in a prescribed manner. In addition, our restated certificate of incorporation and restated bylaws also contain certain provisions that may make a third-party acquisition of us difficult, including:

•	a classified board of directors, with three classes of directors each serving a staggered three-year term;

•	the ability of the board of directors to issue preferred stock;

•	a 70% super-majority shareholder vote to amend our bylaws and certain provisions of our certificate of incorporation; and

•	the inability of our stockholders to call a special meeting or act by written consent.

We also have implemented a stockholders’ rights plan, also called a poison pill, which could make it uneconomical for a third party to acquire our company on a hostile basis. These provisions, as well as Section 203, may discourage certain types of transactions in which our stockholders might otherwise receive a premium for their shares over then current market price, and may limit the ability of our stockholders to approve transactions that they think may be in their best interests.

ITEM 9.01    Financial Statements and Exhibits.

(d) The following exhibit is filed with this report:

Exhibit Number	Description

99.1	Press Release dated October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date:  October 28, 2005

By:  /s/ Peter D. Meldrum

        Peter D. Meldrum

        President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated October 28, 2005.